Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-4 (File number 333-208761) and related Prospectus of SciVac Therapeutics Inc. for the registration of its common shares and to the incorporation by reference therein of our reports dated May 4, 2015, with respect to the consolidated statement of financial position of SciVac Ltd. as of December 31, 2014 and the related consolidated statements of profit or loss and other comprehensive income and changes in equity and cash flows for each of the two years in the period ended December 31, 2014, filed with the U.S. Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBY &KASIERER
A Member of Ernst & Young Global

Tel-Aviv, Israel

March 23, 2016